Exhibit 99.1

South Plains Financial, Inc. Announces $0.02 Increase to Quarterly Cash Dividend

LUBBOCK, Texas, April 22, 2021 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank, today announced that its Board of Directors has declared a quarterly cash dividend of $0.07 per share of common stock, an increase of $0.02 per share of common stock over the most recent quarterly cash dividend declared in January 2021.  The dividend is payable on May 17, 2021 to shareholders of record as of the close of business on May 3, 2021.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas.  City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station Texas markets, and the Ruidoso Eastern New Mexico market. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with insurance, investment, trust and mortgage services.  Please visit https://www.spfi.bank for more information.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
investors@city.bank
(866) 771-3347

Source: South Plains Financial, Inc.